Exhibit 3.1

Companies (Jersey) Law 1991 Company Limited by Shares
FIFTH AMENDED AND RESTATED Memorandum of Association of GBT Jerseyco Limited (adopted by special resolution on 10 JULY 2023)

Companies (Jersey) Law 1991

Company Limited by Shares

Memorandum of Association

of

GBT JerseyCo Limited

1	The name of the Company is GBT JerseyCo Limited.

2	The Company is a private company limited by shares.

3	The Company is a par value company.

4	The Company has unrestricted corporate capacity.

5	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.

6	The share capital of the Company is Euro €60,300.00001 divided into 3,000,000,000 redeemable A ordinary shares of Euro €0.00001 each, 3,000,000,000 redeemable B ordinary shares of Euro €0.00001 each, 30,000,000 redeemable C ordinary shares of Euro €0.00001 each and 10 non-redeemable Z ordinary shares of Euro €0.00001 each.

Companies (Jersey) Law 1991 Company Limited by Shares
FIFTH AMENDED AND RESTATED ARTICLES of Association of GBT Jerseyco Limited (adopted by special resolution on 24 JULY 2024)

Contents

1	Definitions, interpretation and exclusion of Standard Table	1
Definitions		1
Interpretation		6
Exclusion of Standard Table		7

2	Shares	7
Power to issue Shares and options, with or without special rights		7
Power to issue fractions of a Share		8
Trusts not recognised		8
Power to vary class rights		8
Effect of new Share issue on existing class rights		9
Capital contributions without issue of further Shares		9
No bearer Shares		9
Limit on the number of joint holders		9
Treasury Shares		9
Branch register		9

3	Share certificates	9
Issue of share certificates		9
Renewal of lost or damaged share certificates		10

4	Lien on Shares	10
Nature and scope of lien		10
Company may sell Shares to satisfy lien		11
Authority to execute instrument of Transfer		11
Consequences of sale of Shares to satisfy lien		11
Application of proceeds of sale		11
No lien on Secured Shares		12

5	Calls on Shares and forfeiture	12
Power to make calls and effect of calls		12
Time when call made		12
Liability of joint holders		13
Interest on unpaid calls		13
Deemed calls		13
Power to accept early payment		13
Power to make different arrangements at time of issue of Shares		13
Notice of default		13
Forfeiture or surrender of Shares		14
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		14
Effect of forfeiture or surrender on former Member		14
Evidence of forfeiture or surrender		15
Sale of forfeited or surrendered Shares		15
No forfeiture of Secured Shares		15

6	Transfer of shares	15
Form of transfer		15
Power to refuse registration		15
Notice of refusal to register		16
Power to suspend registration		16

Fee, if any, payable for registration		16
Company may retain instrument of transfer		16
Security		16
Transfer Restrictions on B Ordinary Shares and C Ordinary Shares		16

7	Transmission of Shares	18
Persons entitled on death of a Member		18
Registration of Transfer of a Share following death or bankruptcy		18
Indemnity		19
Rights of Person entitled to a Share following death or bankruptcy		19

8	Alteration of capital	19
Increasing, consolidating, converting, dividing and cancelling share capital		19
Post-Closing Equity Adjustment		20
Redemption of A Ordinary Shares		21
Reducing share capital		21
Sale of fractions of Shares		21

9	Redemption and purchase of Shares	21
Power to issue redeemable Shares and to purchase Shares		21
Power to pay for redemption or purchase in cash or in specie		22
Effect of redemption or purchase of a Share		22

10	Meetings of members	22
Power to call meetings		22
Annual general meetings		22
Content of notice		22
Period of notice		23
Persons entitled to receive notice		23
Accidental omission to give notice or non-receipt of notice		24

11	Proceedings at meetings of Members	24
Quorum		24
Lack of quorum		24
Use of technology		24
Chairman		24
Right of a director or auditor's representative to attend and speak		24
Adjournment		25
Method of voting		25
Outcome of vote by show of hands		25
Withdrawal of demand for a poll		25
Taking of a poll		25
Chairman's casting vote		26
Amendments to resolutions		26
Written resolutions		27
Sole-member company		27

12	Voting rights of members	27
Right to vote		27
Rights of joint holders		28
Representation of corporate Members		28
Member with mental disorder		29
Objections to admissibility of votes		29

Form of proxy		29
How and when proxy is to be delivered		30
Voting by proxy		31

13	Number of directors	31
14	Appointment, disqualification and removal of directors	31
No age limit		31
No Corporate directors		31
No shareholding qualification		31
Appointment of directors		31
Removal of directors		31
Resignation of directors		32
Termination of the office of director		32

15	Alternate directors	32
Appointment and removal		32
Notices		33
Rights of alternate director		33
Appointment ceases when the alternate director’s corresponding primary director ceases to be a director		33

16	Powers of directors	33
Powers of directors		33
Appointments to office		34
Remuneration		34

17	Delegation of powers	35
Power to delegate any of the directors' powers to a committee		35
Power to appoint an agent of the Company		35
Power to appoint an attorney or authorised signatory of the Company		35

18	Meetings of directors	36
Regulation of directors' meetings		36
Calling meetings		36
Notice of meetings		36
Use of technology		36
Quorum		36
Voting		37
Validity		37
Recording of dissent		37
Written resolutions		37

19	Permissible directors' interests and disclosure	38
Permissible interests subject to disclosure		38
Notification of interests		39
Voting where a director is interested in a matter		39

20	Minutes	39

21	Accounts and audits	39
Accounting and other records		39
No automatic right of inspection		39
Sending of accounts and reports		40
Time of receipt if documents are published on a website		40
Validity despite accidental error in publication on website		40
When accounts are to be audited		41

22	Record dates	41
23	U.S. federal income tax classification	41
24	Dividends	41
General		41
Declaration of dividends by Members		41
Payment of interim dividends by directors		41
Apportionment of dividends		42
Right of set off		42
Power to pay other than in cash		42
How payments may be made		43
Dividends on account of C Ordinary Shares		43
Dividends or other monies not to bear interest in absence of special rights		43
Dividends unable to be paid or unclaimed		43

25	Seal	44
Company seal		44
Official seal		44
When and how seal is to be used		44
If no seal is adopted or used		44
Power to allow non-manual signatures and facsimile printing of seal		44
Validity of execution		45

26	Release; Insurance	45
Release		45
Insurance		45

27	Notices	45
Form of notices		45
Electronic communications		46
Persons authorised to give notices		46
Delivery of written notices		46
Joint holders		46
Signatures		46
Evidence of transmission		47
Giving notice to a deceased or bankrupt Member		47
Delivery of notices		47
Saving provisions		48

28	Authentication of Electronic Records	48
Application of Articles		48
Authentication of documents sent by Members by Electronic means		48
Authentication of document sent by the Secretary or Officers by Electronic means		49
Manner of signing		49
Saving provision		49

29	Winding up	50
Distribution of assets in specie		50
No obligation to accept liability		50

30	Exchange Agreement	50

Companies (Jersey) Law 1991

Company Limited by Shares

Articles of Association

of

GBT JerseyCo Limited

1	Definitions, interpretation and exclusion of Standard Table

Definitions

1.1	In these Articles, the following definitions apply:

A Ordinary Share means a voting redeemable share designated as an A ordinary share with a nominal value of Euro €0.00001;

A Shareholder means Topco or any Transferee as may hold any A Ordinary Shares from time to time, including a Subsidiary of Topco (other than the Company or any Subsidiary of the Company);

Affiliate of a Person means another Person, directly or indirectly, controlled by, controlling or under common control with such first Person;

Amex means American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands;

Articles means, as appropriate:

(a)	these Articles of Association as amended from time to time; or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;

BCA means that certain Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital, as predecessor to TopCo, and the Company, as amended on July 10, 2023, and as the same may be amended, restated, modified, supplemented or replaced from time to time;

BCA Transaction means the business combination transactions contemplated by the BCA;

B Ordinary Share means a non-voting redeemable share designated as a B ordinary share with a nominal value of Euro €0.00001;

B Shareholder means an Eligible Member or Permitted Transferee thereof as may hold any B Ordinary Shares from time to time;

Business Day means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City, London or Jersey;

C Ordinary Share means a non-voting redeemable share designated as a C ordinary share with a nominal value of Euro €0.00001;

C Shareholder means an Eligible Member or Permitted Transferee thereof as may hold any C Ordinary Shares from time to time;

Class A Topco Share has the meaning ascribed to the term “Class A PubCo Share” in the Exchange Agreement;

Class B Topco Share has the meaning ascribed to the term “Class B PubCo Share” in the Exchange Agreement;

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is deemed to be received; and

(b)	the day for which it is given or on which it is to take effect;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Company means GBT JerseyCo Limited;

Company Holders Support Agreement means that certain Company Holders Support Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital, as predecessor to TopCo, and the Company, as the same may be amended, restated, modified, supplemented or replaced from time to time;

Compliance Transfer has the meaning given to that term in the BCA;

Default Rate means 3% (three per cent) per annum over the base rate of the Bank of England from time to time;

Earnout Termination Date means the date that is the five (5) year anniversary of the consummation of the BCA Transaction;

Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Eligible Member means any Eligible JerseyCo Owner (as defined in the Exchange Agreement) and any Permitted Transferee thereof;

Equity Contribution Agreement means that certain Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., the Company and Juweel Investors Limited, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms;

ERISA means the U.S. Employee Retirement Income Security Act of 1974;

Exchange has the meaning ascribed to such term in the Exchange Agreement;

Exchange Agreement means that certain Exchange Agreement, dated as of the Closing Date (as defined in the BCA), among Topco, the Company, and the Eligible Members from time to time party thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time;

Expedia means EG Corporate Travel Holdings LLC, a Delaware limited liability company (and any Expedia Permitted Transferee (as defined in the Shareholders Agreement));

Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money's worth;

Historic Ordinary Shares means the issued voting ordinary shares and non-voting ordinary shares forming part of authorized share capital of the Company immediately prior to the adoption of these Articles;

Historic Preferred and Profit Shares means the issued non-voting preferred shares and profit shares forming part of authorized share capital of the Company immediately prior to the adoption of these Articles;

Island means Jersey, Channel Islands;

Juweel means Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands;

Law means the Companies (Jersey) Law 1991;

Member means any Person or Persons entered on the register of members from time to time as the holder of a Share;

Memorandum means the Memorandum of Association of the Company as amended from time to time;

Officer means a Person appointed to hold an office in the Company; and the expression includes a director or liquidator, but does not include the Secretary;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a written resolution signed by or on behalf of a simple majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

Ordinary Share means an A Ordinary Share, a B Ordinary Share, a C Ordinary Share or a Z Ordinary Share;

Participating Shares means (i) A Ordinary Shares, (ii) B Ordinary Shares and (iii) Shares of any other class to the extent that, in accordance with the terms thereof, such Shares are entitled to participate with the A Ordinary Shares and B Ordinary Shares in, as applicable, (x) dividends or distributions paid by the Company, or (y) any liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, and without limitation to the rights of the C Ordinary Shares set forth in Article 24.12, C Ordinary Shares shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the Company, solely to the extent provided in Article 29.2.

PDF means Portable Document Format;

Permitted Transferee means, (a) with respect to any Member, any Affiliate of such Member, (b) in the case of Amex, any Amex Permitted Transferee (as defined in the Shareholders Agreement) and (c) in the case of Juweel, any Juweel Permitted Transferee (as defined in the Shareholders Agreement); provided that, for purposes of these Articles, the term “Affiliate,” as it is used in the definition of “Amex Permitted Transferee” and “Juweel Investors Permitted Transferee” in the Shareholders Agreement, will, with respect to any Amex Entity or Juweel Entity (as defined in the Shareholders Agreement), not include any Person who is not an “Affiliate” of Amex or Juweel, as applicable, as the term "Affiliate" is used and defined in these Articles;

Person means any individual, partnership, corporation, limited liability company, association, joint stock company, syndicate, estate, trust, joint venture, entity, unincorporated organization, other legal entity of any kind or nature or governmental entity (including any federal, national, supra-national, state, foreign, provincial, municipal, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality, department, agency or political subdivision thereof);

Post-Closing Equity Adjustment has the meaning ascribed to such term in the Equity Contribution Agreement;

Ratably means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares,” as of the applicable time), on a per Share basis. If, after the adoption of these Articles, other terms are approved by the Company with respect to participation of any class of Shares in residual distributions of the Company and are set forth in these Articles, the term “Ratably” shall be deemed to have been automatically adjusted to the extent necessary and appropriate to take account of such other terms;

Secretary means a Person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means an Ordinary Share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share,

and includes all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalisation, reclassification, subdivision, conversion or similar transaction in respect thereof;

Shareholders Agreement means that certain Shareholders Agreement, dated as of the Closing Date (as defined in the BCA), by and among Topco, the Company and certain shareholders of Topco party thereto, as the same may be amended, modified, supplemented or waived from time to time, in accordance with its terms;

Special Resolution has the meaning given to that term in the Law; provided that, pursuant to Article 90(1A)(b) of the Law, a majority of not less than 75% of the Members entitled to vote shall be the greater majority required for the passing of such special resolution. The expression also includes a written resolution signed by or on behalf of the requisite majority of Members required for the passing of a Special Resolution who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

Subsidiary means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof, or that is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity;

Topco means Global Business Travel Group, Inc., a Delaware corporation;

Transfer means to sell, assign, pledge or encumber or otherwise transfer, directly or indirectly (including through the use of swaps, options or other derivatives), or to enter into any agreements with respect of any of the foregoing, whether or not for consideration;

Transferee shall mean any Person to whom a Transfer is made, regardless of the method of Transfer;

Transferor means any Person by whom a Transfer is made, regardless of the method of Transfer;

Treasury Regulations means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

Triggering Event means the occurrence of an Earnout Achievement Date (as defined in the BCA);

Z Ordinary Share means a non-voting non-redeemable share designated as a Z ordinary share with a nominal value of Euro €0.00001; and

Z Shareholder means Topco or such other Subsidiary of Topco (other than the Company or any Subsidiary of the Company) as may hold any Z Ordinary Shares from time to time.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Island as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute;

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(c)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders;

(d)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning;

(e)	All references to time are to be calculated by reference to time in the place where the Company's registered office is located;

(f)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied; and

(g)	The words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Standard Table

1.3	The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the applicable terms of the Shareholders Agreement and the Exchange Agreement, the directors shall have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such Persons at such times and on such terms and conditions as they may decide.

2.2	Without limitation to the preceding Article, but subject to the applicable terms of the Shareholders Agreement and the Exchange Agreement, the directors may so deal with the unissued Shares of the Company:

(a)	at an issue price determined by the directors;

(b)	with preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise;

(c)	without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

2.3	Save as otherwise expressly provided in these Articles, the Shares rank pari passu in all respects:

(a)	Voting

A Ordinary Shares shall carry the right to vote on all matters on which Members generally are entitled to vote, including at a general meeting of the Company. B Ordinary Shares, C Ordinary Shares and Z Ordinary Shares shall not carry any right to vote on matters on which Members generally are entitled to vote, including at a general meeting of the Company, but shall carry the right to vote on matters on which B Shareholders, C Shareholders and Z Shareholders, respectively, are entitled by the Law to vote as a separate class.

(b)	Income

All Shares other than the Z Ordinary Shares carry the right to receive a dividend and otherwise participate in the profits of the Company in accordance with the terms of the Articles, subject to Article 24.12.

(c)	Capital

On any return of capital of the Company, whether on a winding up of the Company or otherwise, all Shares other than the Z Ordinary Shares carry the right to receive any such return in accordance with the terms of the Articles, subject to Article 29.2.

(d)	Redemption

All Shares are redeemable in accordance with the Law and the terms of the Articles save for the Z Ordinary Shares which are non-redeemable.

Power to issue fractions of a Share

2.4	Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Trusts not recognised

2.5	Except as required by law:

(a)	no Person shall be recognised by the Company as holding any Share on any trust; and

(b)	no Person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

2.6	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.7	For the purpose of Article 2.6, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more Persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in Person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.8	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.9	With the consent of a Member, the directors may accept a voluntary contribution from that Member without issuing Shares in return. If the directors agree to accept a voluntary contribution from a Member, the directors shall resolve whether that contribution shall be treated as an addition to the capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

No bearer Shares

2.10	The Company shall not issue bearer Shares.

Limit on the number of joint holders

2.11	In respect of a Share, the Company shall not be required to enter the names of more than four joint holders in the register of members of the Company.

2.12	If two or more Persons are registered as joint holders of a Share, then any one of those joint holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares

2.13	From time to time, the Company may hold its own Shares as treasury shares and the directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any treasury shares held by it.

Branch register

2.14	Subject to and to the extent permitted by the Law, the Company, or the directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch register of Members resident in such country, territory or place and all or any of its other Members and the directors may make and vary such regulations as they may think fit regarding the keeping of any such branch register.

3	Share certificates

Issue of share certificates

3.1	Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

(a)	without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member's holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member's Shares.

3.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

3.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by several Persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate,

as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

3.5	The provisions of Article 3.4 shall not apply in respect of any share certificates issued in respect of any Secured Shares (as defined in Article 6.7).

4	Lien on Shares

Nature and scope of lien

4.1	The Company has a first and paramount lien on all Shares (which are not Fully Paid) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member's estate:

(a)	either alone or jointly with any other Person, whether or not that other Person is a Member; and

(b)	whether or not those moneys are presently payable.

4.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the Person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.4	The Shares may be sold in such manner as the directors determine.

4.5	To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of Transfer

4.6	To give effect to a sale of Shares pursuant to Article 4.3, the directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the Transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

(b)	that Person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that Person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That Person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.8	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the Person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation,

but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

No lien on Secured Shares

4.9	Notwithstanding any other provision of these Articles:

(a)	the Company shall not have any lien on any Secured Shares (as defined in Article 6.7) for any moneys (whether presently payable or not) payable at a fixed time or called in respect of any Secured Shares;

(b)	the directors of the Company must not refuse to declare, and if called upon to do so by any holder or the secured party under any such security agreement, must actively declare any Secured Shares to be exempt from any lien provisions provided in Article 4; and

(c)	the provisions of Articles 4.1 to 4.8 inclusive shall not apply to any Secured Shares.

5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1	Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days' notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent Transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the Person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

5.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the directors may give to the Person from whom it is due not less than 14 Clear Days' notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that Person's default.

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12	If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13	Forfeited or surrendered Shares may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other Person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be Transferred to any Person, the directors may authorise some Person to execute an instrument of transfer of the Share to the Transferee.

Effect of forfeiture or surrender on former Member

5.14	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that Person shall cease to be a Member in respect of those Shares; and

(b)	that Person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15	Despite the forfeiture or surrender of his Shares, that Person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16	A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all Persons claiming to be entitled to forfeited Shares:

(a)	that the Person making the declaration is a director or Secretary of the Company; and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17	Any Person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

No forfeiture of Secured Shares

5.18	Notwithstanding any other provisions of these Articles, no Secured Shares (as defined in Article 6.7) may be forfeited under the provisions of Articles 5.1 to 5.17 inclusive.

6	Transfer of shares

Form of transfer

6.1	Subject to the terms of the Shareholders Agreement, the following Articles about the Transfer of Shares and to Article 30 hereof, a Member may Transfer Shares to another Person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the Transferee.

Power to refuse registration

6.2	Subject to any applicable law, the directors may refuse to register the Transfer of any Share (other than the A Ordinary Shares and the Z Ordinary Shares) (a) to any Person if such registration would cause any director and/or the Company to be in breach of the Exchange Agreement or (b) as set forth in Article 6.8.

Notice of refusal to register

6.3	If the directors refuse to register a Transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the Transfer was lodged with the Company.

Power to suspend registration

6.4	The directors may suspend registration of the Transfer of Shares at such times and for such periods (not exceeding 30 days in any calendar year) as they determine.

Fee, if any, payable for registration

6.5	If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the Person lodging it when notice of the refusal is given.

Security

6.7	Notwithstanding any other provision of these Articles (except for Articles 6.8, 6.10 and 30 hereof), if any Shares (the Secured Shares) are subject to a security interest created pursuant to the Security Interests (Jersey) Law 1983 or 2012 (the Security Interests Law) and are to be Transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)	the directors shall not refuse to register such a Transfer of the Secured Shares if the following conditions have been satisfied:

(i)	a validly executed instrument of transfer relating to the Secured Shares has been lodged at the registered office of the Company; and

(ii)	the instrument of transfer is accompanied by the share certificates in respect of the Secured Shares; and

(b)	the registration of any such Transfer of the Secured Shares may not be suspended pursuant to Article 6.4 or otherwise; and

(c)	no fee shall be charged or payable in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any such Secured Shares pursuant to Article 6.5 or otherwise.

Transfer Restrictions on B Ordinary Shares and C Ordinary Shares

6.8	Notwithstanding anything to the contrary herein, and subject to the applicable terms of the Shareholders Agreement and the Company Holders Support Agreement, other than an Exchange of B Ordinary Shares pursuant to the Exchange Agreement, no B Ordinary Shares or C Ordinary Shares shall be Transferred, and no Transfer of any such Shares shall be recorded by the Company or the directors, if:

(a)	such Transfer is to a Person who (i) is not either (A) a Permitted Transferee or (B) receiving the Shares in connection with a Compliance Transfer or (ii) lacks the legal right, power or capacity to own such Shares;

(b)	such Transfer would (i) require the registration of any such Shares (including the Shares so Transferred) under any applicable U.S. federal or state securities laws or other non-U.S. securities laws or would constitute a non-exempt distribution pursuant to applicable securities laws; (ii) cause the Company to become a reporting company under the U.S. Securities Exchange Act of 1934; or (iii) subject the Company to regulation under the U.S. Investment Company Act of 1940 or the U.S. Investment Advisers Act of 1940;

(c)	such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable similar law) of any existing or contemplated Shareholder, or (B) be subject to the provisions of ERISA, Code Section 4975 or any applicable similar law, or (ii) the Company or any director or Shareholder to become a fiduciary with respect to any existing or contemplated Shareholder, pursuant to ERISA or any similar applicable law;

(d)	such Transfer would violate, or cause Topco, the Company or any of their respective Affiliates to violate, any applicable law of any jurisdiction; or

(e)	the directors reasonably determine in good faith, after consultation with counsel having relevant expertise in U.S. federal income tax matters, that such Transfer would (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (iii) otherwise pose a material risk of the Company being treated as a “publicly traded partnership” as defined in Code Section 7704 and the Treasury Regulations thereunder.

For the avoidance of doubt, no B Ordinary Shares or C Ordinary Shares will be Transferred (and no such purported Transfer will be registered) if any of the conditions described in the preceding clauses (a) to (e) apply to such purported Transfer, even if such purported Transfer is to a Permitted Transferee.

6.9	Notwithstanding anything to the contrary herein, the A Ordinary Shares and the Z Ordinary Shares are not subject to the restrictions detailed in Article 6.8 above or any other restrictions elsewhere in these Articles which purport to fetter the transferability of the A Ordinary Shares or the Z Ordinary Shares.

6.10	In addition, notwithstanding any contrary provision in these Articles, to the extent the directors determine that Shares do not meet the requirements of Treasury Regulations Section 1.7704-1(h), the directors may impose such restrictions on the Transfer of B Ordinary Shares or C Ordinary Shares as the directors may reasonably determine in good faith to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Code Section 7704.

6.11	Notwithstanding anything therein to the contrary, no Exchange of B Ordinary Shares pursuant to the Exchange Agreement (including by way of a Direct Exchange (as defined in the Exchange Agreement)) will be construed as a Transfer of such B Ordinary Shares for purposes of this Article 6.

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only Persons recognised by the Company as having any title to the deceased Members' interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member's personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member's estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of Transfer of a Share following death or bankruptcy

7.3	A Person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	Transfer the Share to another Person, subject to Article 6.8.

7.4	That Person must produce such evidence of his entitlement as the directors may properly require.

7.5	If the Person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the Person elects to Transfer the Share to another Person in accordance with the provisions hereof then:

(a)	if the Share is Fully Paid, the Transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the Transferor and the Transferee must execute an instrument of transfer.

7.7	All the Articles relating to the Transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8	The directors may require a Person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of Person entitled to a Share following death or bankruptcy

7.9	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)	increase its share capital in the manner prescribed by the resolution;

(b)	consolidate and divide all or any of its share capital;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them, including, in respect of any sub-division, so that the proportion between the amount paid and the amount, if any, unpaid on each sub-divided Share shall be the same as it was in case of the Share from which the sub-divided Share is derived; and the resolution may determine that, as between the Shares resulting from the sub-division, one or more of the Shares may, as compared with the others, have such preferred, deferred or other special rights, or be subject to such restrictions as the Company has power to attach to unissued or new Shares;

(e)	cancel Shares which, at the date of the passing of the resolution to cancel them, have not been taken or agreed to be taken by any Person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided;

(f)	convert all or any of the Shares denominated in a particular currency into Shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current at the date of the resolution being a time within 40 days before the conversion takes effect.

8.2	Subject to the Law, upon the occurrence of a Triggering Event or the Earnout Termination Date, as the case may be, a number of C Ordinary Shares shall automatically and without further action on the part of the Company or any C Shareholder be redeemed for no consideration and cancelled (subject to Topco’s obligation under the BCA to issue Class A Topco Shares to the holders of such cancelled C Ordinary Shares upon the occurrence of a Triggering Event), in accordance with the terms and subject to the conditions set forth in the BCA. The holders of the C Ordinary Shares being redeemed and cancelled pursuant to this Article 8.2 shall be bound to deliver to the Company at the Office or such other place specified in writing by the Company, certificates for (or such other evidence (if any) as the directors may reasonably require to prove title to) those C Ordinary Shares which have been redeemed and cancelled.

Post-Closing Equity Adjustment

8.3	The Company shall take such actions as are contemplated by the BCA to cause the issuance of Shares as called for by the Equity Contribution Agreement. Without limiting the generality of the foregoing, if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the consummation of the BCA Transaction and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in the Company and Topco immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia under the BCA, the Company shall, in accordance with the terms and subject to the conditions of the BCA and the Law, issue, redeem and cancel and/or adjust the terms of its equity securities (including its Derivative Equity Securities) for no additional consideration such that the amount (both absolute and relative) of equity securities of the Company issued to Expedia and the other equityholders of the Company immediately prior to the consummation of the BCA Transaction (including holders of Company MIP Shares and Legacy Company MIP Options, but excluding holders of New Management Options) reflects the amount that would have been issued if such final determination had occurred prior to the consummation of the BCA Transaction (after giving effect to the Newly Issued Equity Securities). For the avoidance of doubt, any issuance, redemption, cancellation or adjustment of terms of equity securities of the Company shall only be made with respect to the equity securities of the Company (including any Derivative Equity Securities) issued to the equityholders of the Company immediately prior to the consummation of the BCA Transaction (including holders of Acquiror Options that were issued on account of Legacy Company MIP Options but excluding Acquiror Options that were issued on account of New Management Options), such that the aggregate amount of outstanding equity securities in the Company (including any Newly Issued Equity Securities) held by such Persons immediately prior to such issuance, redemption, cancellation or adjustment shall be equal in the aggregate to such amount thereafter.

8.4	Notwithstanding anything herein to the contrary, if the Company and Expedia agree to settle, and do in fact settle, any Post-Closing Equity Adjustment, in whole, for an amount in cash not to exceed $5,000,000, no issuances, redemptions, cancellations or adjustments of terms of equity securities (including any Derivative Equity Securities) held by the equityholders of the Company immediately prior to the consummation of the BCA Transaction shall be made as contemplated pursuant to Article 8.3, including with respect to the amount of such cash settlement.

8.5	Capitalized terms used but not defined in the preceding Articles 8.3 and 8.4 shall have the meanings ascribed to such terms in the BCA.

Redemption of A Ordinary Shares

8.6	Subject to the provisions of the Law, the Company may redeem A Ordinary Shares solely in connection with the transactions contemplated by the BCA and the Exchange Agreement.

Reducing share capital

8.7	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares

8.8	Whenever, as a result of a consolidation of Shares any Members would become entitled to fractions of a Share, the directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any Person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the directors may authorise some Person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

9	Redemption and purchase of Shares

Power to issue redeemable Shares and to purchase Shares

9.1	Subject to (x) the Law, (y) the Shareholders Agreement and (z) any rights for the time being conferred on the Members holding a particular class of Shares by these Articles or the Shareholders Agreement, the Company may by its directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)	convert existing non-redeemable limited shares, whether issued or not, into Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the conversion of those Shares; and

(c)	purchase all or any Shares of any class including any redeemable Shares.

9.2	The Company may hold Shares acquired by way of purchase or redemption in treasury in a manner authorised by the Law.

9.3	The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital and otherwise than out of its profits or the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.4	When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share

9.5	Upon the date of redemption or purchase of a Share, subject to Article 8.3, the BCA and the Exchange Agreement:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member's name shall be removed from the register of members with respect to the Share; and

(c)	the Share shall be cancelled or become a treasury share; provided, however, that no (i) B Ordinary Share redeemed in connection with an Exchange pursuant to Article 30 and the Exchange Agreement or (ii) C Ordinary Share redeemed pursuant to Article 8.2 shall become a treasury share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

10	Meetings of members

Power to call meetings

10.1	The directors may call a general meeting at any time.

10.2	Notwithstanding Article 10.1, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

Annual general meetings

10.3	There is no requirement to hold an annual general meeting.

Content of notice

10.4	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the time of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to Article 10.4(d), the general nature of the business to be transacted;

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)	in the case of an annual general meeting, that the meeting is an annual general meeting.

10.5	In each notice, there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxy need not be a Member.

Period of notice

10.6	A general meeting, including an annual general meeting, shall be called by providing notice in accordance with the Law. A meeting, however, may be called on shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)	in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)	95% where a Special Resolution is to be considered; or

(ii)	90% for all other meetings,

of the total voting rights of the Shares that have that right.

Persons entitled to receive notice

10.7	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	Persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the directors;

(d)	the Company's auditor (if any); and

(e)	Persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Accidental omission to give notice or non-receipt of notice

10.8	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any Person entitled to notice; or

(b)	non-receipt of notice of the meeting by any Person entitled to notice.

11	Proceedings at meetings of Members

Quorum

11.1	Save as provided in this Article 11, no business shall be transacted at any general meeting unless a quorum is present in person or by proxy. A quorum is present at any general meeting if one Member that holds a Share that carries the right to vote at such general meeting is present in person or by proxy.

Lack of quorum

11.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the meeting shall automatically and successively stand adjourned to the same time and place five Business Days hence, or to such other time or place as is determined by the directors.

Use of technology

11.3	A Person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all Persons participating in the meeting are able to hear and speak to each other throughout the meeting. A Person participating in this way is deemed to be present in person at the meeting.

Chairman

11.4	The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such Person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

Right of a director or auditor's representative to attend and speak

11.5	Even if a director or a representative of the auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Adjournment

11.6	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman may adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.7	Should a meeting be adjourned for more than 14 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise, notice of the adjournment shall be given as far in advance as reasonably practicable under the circumstances.

Method of voting

11.8	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:

(a)	by the chairman; or

(b)	by at least two Members having the right to vote on the resolution; or

(c)	by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution; or

(d)	by a Member or Members holding Shares conferring a right to vote on the resolution being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right, and a demand by a Person as proxy for a Member shall be the same as a demand by the Member.

Outcome of vote by show of hands

11.9	Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.10	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another Person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.11	A poll demanded on the question of adjournment shall be taken immediately.

11.12	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

11.13	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.14	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman's casting vote

11.15	If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman shall not have a casting vote.

Amendments to resolutions

11.16	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

11.17	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

11.18	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

Written resolutions

11.19	Subject to the applicable terms of the Shareholders Agreement, Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	the specified majority of Members entitled to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(b)	the signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Members entitled to vote duly convened and held. Without limiting the generality of the foregoing, and for the avoidance of doubt, the purported execution and delivery of a written resolution by a B Ordinary Shareholder or C Ordinary Shareholder shall be invalid to the same extent that, had such resolution instead been put to a vote at a meeting of Members, a vote cast thereon by such B Ordinary Shareholder or C Ordinary Shareholder would be invalid pursuant to Article 12.25.

11.20	Each Member shall have one vote with respect to a written resolution for each Share he holds which confers the right to receive and vote thereon. A written resolution signed by a Member that holds Shares which confer the right to vote thereon may specify the number of such Shares such Member has voted with respect to such written resolution. If the written resolution signed by such Member is silent as to the number of such Shares the Member has voted with respect to such written resolution, the Member shall be deemed to have voted all such Shares held by the Member.

11.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

Sole-member company

11.22	If the Company has only one Member entitled to vote, and that Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12	Voting rights of members

Right to vote

12.1	A Member holding Shares that carry the right to vote on all matters on which Members generally are entitled to vote is entitled to vote in respect of such Shares at a general meeting, whether on a show of hands or a poll, unless a call or other amount presently payable in respect of such Shares has not been paid. A Member holding Shares that do not carry the right to vote on all matters on which Members generally are entitled to vote is not entitled to vote in respect of such Shares at a general meeting (whether by show of hands or poll) but is entitled to receive notice of and attend any such general meeting.

12.2	A Member holding Shares of a particular class is entitled to vote at a separate meeting of the holders of that class of Shares, unless a call or other amount presently payable in respect of such Shares has not been paid.

12.3	Members may vote in person or by proxy.

12.4	On a show of hands at any general meeting of the Company or separate meeting of holders of Shares of a particular class, every Member who is entitled to vote at such meeting shall have one vote per Share. For the avoidance of doubt, an individual who represents two or more such Members, including a Member in that individual's own right, shall be entitled to a separate vote for each Member.

12.5	On a poll at any general meeting of the Company or separate meeting of holders of Shares of a particular class, a Member shall have one vote for each Share he holds that carries the right to vote at such meeting, unless any such Share carries special voting rights.

12.6	A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

12.7	No Member is bound to vote all his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.8	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holders.

Representation of corporate Members

12.9	Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.

12.10	A corporate Member wishing to act by a duly authorised representative must identify that Person to the Company by notice in writing.

12.11	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

12.12	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.13	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.14	Subject to the Shareholders Agreement, a corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder

12.15	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member's receiver, curator bonis or other Person authorised in that behalf appointed by that court.

12.16	For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the Person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.17	An objection to the validity of a Person's vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.18	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors. A Member may appoint more than one proxy to attend on the same occasion.

12.19	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member's authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.20	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.21	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.18; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.22	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the directors, must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the Person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Island specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

12.23	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 12.21 not less than 24 hours before the time appointed for the taking of the poll;

(b)	if it is taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 12.21 not less than two hours before the time appointed for the taking of the poll.

12.24	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

12.25	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. No B Ordinary Shareholder or C Ordinary Shareholder may vote at any meeting or adjourned meeting on any resolution or other matter that requires the sanction of the B Shareholders and/or C Shareholders, in accordance with the Law (other than matters that (a) are contemplated by Article 52 of the Law, (b) relate specifically and solely to rights, priorities or privileges of the B Ordinary Shares or the C Ordinary Shares, as applicable or (c) have a disproportionate adverse effect on the B Ordinary Shares or the C Ordinary Shares, as applicable, as compared to any other class or series of Shares) to the extent Topco (or its officer or agent) is present at such meeting or adjourned meeting as the appointed proxy of such B Ordinary Shareholder or C Ordinary Shareholder with respect to such resolution or other matter, and any such vote purportedly cast by such B Ordinary Shareholder or C Ordinary Shareholder shall be invalid. In all other cases, notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting, and if a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid. Without limiting the generality of the foregoing, a change of control involving the Company in which the relative rights, priorities and privileges of B Ordinary Shares or C Ordinary Shares, as applicable, prior to giving effect to such transaction, are respected is not a matter of the type described in clause (a), (b) or (c) above, and such change of control would not, in and of itself, preclude any vote or written resolution of B Shareholders or C Shareholders necessary to approve such change of control transaction from being cast or executed (as applicable) by the Topco (or its officer or agent), acting on behalf of such Members in the capacity set forth above.

13	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one but there shall be no maximum number.

14	Appointment, disqualification and removal of directors

No age limit

14.1	There is no age limit for directors save that they must be aged at least 18 years.

No Corporate directors

14.2	All directors shall be natural persons and no corporate directors shall be permitted to be appointed unless such corporate director qualifies to act as such under the Law.

No shareholding qualification

14.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment of directors

14.4	A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

14.5	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

Removal of directors

14.6	A director may be removed by Ordinary Resolution.

Resignation of directors

14.7	A director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.8	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Termination of the office of director

14.9	A director's office shall be terminated:

(a)	if the director resigns his office by notice to the Company in accordance with Articles 14.7 and 14.8;

(b)	forthwith if he is prohibited by the law of the Island from acting as a director; or

(c)	forthwith if he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(d)	forthwith if in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(e)	forthwith if he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(f)	forthwith if without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

14.10	If the office of director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of directors of the Company.

15	Alternate directors

Appointment and removal

15.1	Any Member may appoint any other person, including another director, to act in a director’s place as an alternate director. No appointment shall take effect until the Member has given notice of the appointment to the other Members.

15.2	A Member may revoke his appointment of an alternate at any time. No revocation shall take effect until the Member has given notice of the revocation to the other Members.

15.3	A notice of appointment or removal of an alternate director must be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions; or

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company's registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 27.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender's fax machine; or

(c)	if the Company has an email address for the time being, by email to that email address or, otherwise, by email to the email address provided by the Company's registered office (in either case, the email being deemed to be the notice unless Article 27.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company's registered office (as appropriate); or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.4	All notices of meetings of directors shall continue to be given to the primary director and not to the corresponding alternate director.

Rights of alternate director

15.5	An alternate director, where so appointed and acting, shall (subject to these Articles) be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which such alternate director’s corresponding primary director is not personally present, and generally to perform all the functions of such primary director in his absence. An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

15.6	Save as otherwise provided in these Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the corresponding primary director in whose absence such alternate director was appointed to serve.

Appointment ceases when the alternate director’s corresponding primary director ceases to be a director

15.7	An alternate director shall automatically cease to be an alternate director if such alternate director’s corresponding primary director (in whose absence such alternate director was appointed to serve) ceases to be a director, or on the occurrence in relation to the alternate of any event which, if it occurred in relation to such primary director, would result in the termination of such primary director’s appointment as a director.

16	Powers of directors

Powers of directors

16.1	Subject to the provisions of the Law, the Memorandum, these Articles and any directions given by Special Resolution, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

16.2	No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

16.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as managing director;

(c)	to any other executive office,

for such period and on such terms, including as to remuneration, as they think fit.

16.4	The appointee must consent in writing to holding that office.

16.5	Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director.

16.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

16.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.8	Subject to the provisions of the Law and Article 16.9, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)	to any office that may be required,

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

16.9	The Secretary or Officer must consent in writing to holding that office.

16.10	A director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

Remuneration

16.11	Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company's business including attendance at directors' meetings.

16.12	A director's remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

16.13	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other Person connected to or related to him.

16.14	Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

17	Delegation of powers

Power to delegate any of the directors' powers to a committee

17.1	The directors may delegate any of their powers to any committee consisting of one or more persons. The committee may include non-directors so long as the majority of persons on the committee are directors.

17.2	The delegation may be collateral with, or to the exclusion of, the directors' own powers.

17.3	The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

17.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

17.5	The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person's powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.6	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions,

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable by, the directors under these Articles. The directors may make such an appointment by power of attorney or any other manner they think fit.

17.7	Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

18	Meetings of directors

Regulation of directors' meetings

18.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

18.2	Any director may call a meeting of directors at any time. The Secretary must call a meeting of the directors if requested to do so by a director.

Notice of meetings

18.3	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice.

Use of technology

18.4	A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5	A director participating in this way is deemed to be present in person at the meeting and shall, subject to Article 19.5 and Article 19.6, be entitled to vote and be counted in the quorum accordingly.

Quorum

18.6	The quorum for the transaction of business at a meeting of directors (including any adjourned meeting) shall be a majority of the directors; provided, however, if only one (1) director has been appointed, the presence of such director shall constitute a quorum, and, in addition, such director may transact the business of the Company without a meeting by written resolution in accordance with Article 18.12. Where a quorum is not present at a meeting the meeting will be quorate in accordance with such provisions.

18.7	Subject to these Articles, an alternate director present at a meeting of directors shall, in the absence of the director for whom he acts as director, be counted in the quorum at the meeting and any director who is present and counts in the quorum at a board meeting shall also be counted in the quorum as one for each absent director for whom he acts as alternate director at the meeting.

Voting

18.8	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman shall not have a casting vote.

18.9	The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number but if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

Validity

18.10	Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

18.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded a signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting a signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.12	The directors may pass a resolution in writing without holding a meeting if there is only one director or if the following conditions are met:

(a)	all directors are given notice of the resolution; and

(b)	the resolution is set out in a document or documents indicating that it is a written resolution; and

(c)	all of the directors:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more directors; and

(d)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose.

18.13	Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

19	Permissible directors' interests and disclosure

Permissible interests subject to disclosure

19.1	Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest which to a material extent conflicts or may conflict with the interests of the Company or any Subsidiary of the Company.

19.2	If, notwithstanding the prohibition in the preceding Article, a director discloses any direct or indirect interest in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or any Subsidiary of the Company or in which the Company or any such Subsidiary is or may otherwise be interested;

(b)	be interested in another body corporate promoted by the Company or any such Subsidiary or in which the Company or any such Subsidiary is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

19.3	The disclosure required by the preceding Article must be achieved by the interested director disclosing to his fellow directors, at the first meeting of the board at which the transaction or arrangement is considered after the director concerned becomes aware of the circumstances giving rise to his disclosure obligation or, failing this, as soon as practical after that meeting by notice in writing delivered to the Secretary, the nature and extent of his direct or indirect interest in a transaction or arrangement or series of transactions or arrangements entered into or proposed to be entered into by the Company or any Subsidiary of the Company or in which the Company or any such Subsidiary is or may otherwise be interested, which to a material extent conflicts or may conflict with the interests of the Company or any such Subsidiary and of which the director is aware.

19.4	If a director has disclosed his interest in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit which he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

19.5	For the purposes of the preceding Article, a director shall be taken to have sufficiently disclosed the nature and extent of any interest in a transaction or arrangement if:

(a)	the director gives a general notice to the other directors that a specific person or class of persons has an interest, of the nature and extent specified in the notice, in a transaction or arrangement; and

(b)	the director meets the description of the specified person or class of persons.

19.6	A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a director is interested in a matter

19.7	A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses his interest pursuant to these Articles. Subject to such disclosure, the director shall be counted towards a quorum of those present at the meeting and, if the director votes on the resolution, his vote shall be counted.

19.8	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company, any Subsidiary of the Company or any body corporate in which the Company is otherwise interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

20	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

21	Accounts and audits

Accounting and other records

21.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law and the Shareholders Agreement.

21.2	The directors shall ensure that the provisions of the Shareholders Agreement relating to Capital Accounts (as defined in the Shareholders Agreement) of the Members are complied with and that such Capital Accounts shall be treated as separate accounts to the statutory accounts the Company is required by Law to maintain solely for the purposes as set out in the Shareholders Agreement.

No automatic right of inspection

21.3	Members are only entitled to inspect the Company's records or be provided with information on the Company in accordance with the terms of the Shareholders Agreement or if they are expressly entitled to do so by law, or authorised by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

21.4	The Company's accounts and associated directors' report and auditor's report (if any) that are required or permitted to be sent to any Person pursuant to any law shall be treated as properly sent to that Person if:

(a)	they are sent to that Person in accordance with the notice provisions in Article 27; or

(b)	they are published on a restricted access website providing that Person is given separate notice of:

(i)	the fact that the documents have been published on the restricted access website;

(ii)	the address of the restricted access website;

(iii)	the place on the restricted access website where the documents may be accessed; and

(iv)	how they may be accessed.

21.5	If, for any reason, a Person notifies the Company that he is unable to access such restricted access website, the Company must, as soon as practicable, send the documents to that Person by any other means permitted by these Articles. This, however, will not affect when that Person is taken to have received the documents under Article 21.6.

Time of receipt if documents are published on a website

21.6	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least 14 Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the Person is given at least 14 Clear Days' notice of the meeting.

Validity despite accidental error in publication on website

21.7	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)	those documents are published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

21.8	Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Law so requires, the Company's accounts will not be audited. If the Members so resolve, the Company's accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

22	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

23	U.S. federal income tax classification

The Company shall elect to be classified as a partnership for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, effective as of the date of incorporation of the Company.

24	Dividends

General

24.1	Subject to the mandatory provisions of the Law, the declaration and payment of dividends by the Company shall be subject in all respect to the requirements of the Company’s obligations under Articles IV and V of the Shareholders Agreement, and, thus, the provisions of this Article 24 are qualified in their entirety by reference to Articles IV and V of the Shareholders Agreement.

Declaration of dividends by Members

24.2	The directors may determine that the Company declare dividends in accordance with the respective rights of the Members. Any such declared dividend shall be a debt owed by the Company due on the date that such dividend is declared to be payable or, if no date is specified, immediately.

Payment of interim dividends by directors

24.3	Subject to the provisions of the Law, the directors may pay interim dividends in accordance with the respective rights of the Members. Any interim dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

24.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	if the Company has different classes of Shares, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)	subject to the provisions of the Law, the directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)	if the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

24.5	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

24.6	The directors may deduct from a dividend or any other amount payable to a Person in respect of a Share any amount due by that Person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

24.7	If the directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

Notwithstanding anything in the foregoing provisions of this Article 24.7 to the contrary, if it is proposed that any class of Shares receive a form of consideration that differs from the consideration to be received by any other class of Shares in any dividend or distribution, the written consent of the Members holding at least 66 ⅔% of then-outstanding B Ordinary Shares shall be required prior to payment of such dividend or distribution; provided that if any Member is unable to accept a distribution in kind under any applicable law or regulation, such Member shall be entitled to receive a cash dividend in an amount equal to the fair value of such distribution in kind.

How payments may be made

24.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other Person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other Person entitled to that Share.

24.9	For the purpose of Article 24.8(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another Person. For the purpose of Article 24.8(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other Person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

24.10	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

24.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends on account of C Ordinary Shares

24.12	[Reserved].

Dividends or other monies not to bear interest in absence of special rights

24.13	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

24.14	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company's name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

24.15	A dividend that remains unclaimed for a period of ten years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

25	Seal

Company seal

25.1	The Company may have a seal if the directors so determine.

Official seal

25.2	Subject to the provisions of the Law, the Company may also have:

(a)	an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)	an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used

25.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

25.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed upon due authorization in the following manner:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate); or

(c)	by any other Person authorised by the directors; or

(d)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

25.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

25.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or Person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

26	Release; Insurance

Release

26.1	To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person's own dishonesty.

Insurance

26.2	To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person's own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or other Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a Subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in Article 26.2(b) is or was interested.

27	Notices

Form of notices

27.1	Save where these Articles provide otherwise, any notice to be given to or by any Person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices;

(b)	subject to Article 27.2, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

27.2	Without limitation to Articles 15.1 to 15.3 inclusive (relating to the appointment and removal of alternate directors), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

27.3	A notice may not be given by Electronic Record to a Person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

27.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or the Secretary or a Member. Without limitation to the Articles about the power to allow non-manual signatures and facsimile printing of the seal, the signature of a Person on a notice given by the Company may be written, printed or stamped.

Delivery of written notices

27.5	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member's or director's registered address or the Company's registered office, or posted to that registered address or registered office.

Joint holders

27.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures

27.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

27.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

27.9	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

27.10	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

27.11	A notice may be given by the Company to the Persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the Persons claiming to be so entitled.

27.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Delivery of notices

27.13	A notice shall be deemed to have been received by the intended recipient in accordance with the following table.

Method for giving notice	When deemed to be received
Personally	At the time and date of delivery
By leaving it at the Member's registered address	At the time and date it was left
If the recipient has an address within the Island, by posting it by prepaid post to the street or postal address of that recipient	On the day after the day when it was posted
If the recipient has an address outside the Island, by posting it by prepaid airmail to the street or postal address of that recipient

On the third day after the day when it was posted for an address within the United Kingdom, the Isle of Man, another Channel Island or Europe

On the fifth day after the day when it was posted for any other international address

By Electronic Record (other than publication on a website), to recipient's Electronic address	On the day after the day when it was sent
Where these Articles expressly permit, by publication on a website (notice of general meetings and sending of accounts and reports)

For notice of a general meeting of Members, at the time and date that the recipient is deemed to have received notice of the publication

For accounts and reports specified in Article 21.4, in accordance with Article 21.6

Saving provisions

27.14	A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

27.15	Every Person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a Person from which he derives his title.

27.16	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

28	Authentication of Electronic Records

Application of Articles

28.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 28.2 or Article 28.4 applies.

Authentication of documents sent by Members by Electronic means

28.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 28.7 does not apply.

28.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers by Electronic means

28.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 28.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

28.5	For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 28.7 applies.

Manner of signing

28.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

28.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document,

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

29	Winding up

Distribution of assets in specie

29.1	If the Company is wound up, the liquidator or the directors, as the case may be, may, subject to these Articles and any other sanction required by the Law, do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

29.2	Notwithstanding anything herein to the contrary, if, as of the date of determining the holders of Shares of the Company entitled to participate in a distribution of the remaining assets of the Company in connection with a liquidation, dissolution or winding up contemplated by this Article 29, any C Ordinary Shares remain issued and outstanding, then the holders of such C Ordinary Shares shall only be entitled to receive the par value of such Shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of the applicable Participating Shares would cause a Triggering Event for such C Ordinary Share. To the extent that any remaining assets of the Company are to be distributed to the holders of C Ordinary Shares pursuant to this Article 29.2, then such amounts shall be distributed Ratably amongst the Participating Shares, such term to include for these purposes all A Ordinary Shares, B Ordinary Shares and C Ordinary Shares then in issue (assuming that, notwithstanding anything to the contrary set forth in these Articles, the C Ordinary Shares then outstanding are treated as Participating Shares to determine whether a Triggering Event has occurred with respect to such Shares). Notwithstanding the foregoing, no payment shall be made to holders of C Ordinary Shares under this Article 29.2 to the extent Topco makes its payment in accordance with its obligation to do so under Section 2.7(i) of the BCA.

No obligation to accept liability

29.3	No Member shall be compelled to accept any assets if an obligation attaches to them.

30	Exchange Agreement

30.1	The Company acknowledges that it is a party to the Exchange Agreement. Notwithstanding anything herein to the contrary, upon an Exchange by any Member pursuant to and in accordance with the Exchange Agreement, the Company shall comply with the applicable provisions of the Exchange Agreement, subject to the provisions of the Law.

30.2	Without limiting the generality of the foregoing Article 30.1, if, in accordance with the Exchange Agreement, an Eligible Member Exchanges B Ordinary Shares held by such Eligible Member (together with the surrender for cancellation of an equal number of Class B Topco Shares held by such Eligible Member) for the Exchange Payment, other than through a Direct Exchange, then, on the applicable Exchange Date, and on the terms and subject to the conditions of the Exchange Agreement:

(a)	the Eligible Member shall have its B Ordinary Shares being Exchanged redeemed by the Company;

(b)	the Company shall issue to Topco a number of A Ordinary Shares equal to the number of B Ordinary Shares redeemed in accordance with Article 30.2(a) in consideration for the Exchange Payment; and

(c)	the Company shall (i) cancel the redeemed B Ordinary Shares Exchanged by the Eligible Member and (ii) transfer to the Eligible Member the Exchange Payment.

30.3	If, in accordance with the Exchange Agreement, Topco consummates an Exchange by Direct Exchange, then, on the applicable Exchange Date, and on the terms and subject to the conditions of the Exchange Agreement, the B Ordinary Shares transferred to Topco pursuant to such Direct Exchange shall automatically and without further action by any Person be converted into and re-designated as an equal number of A Ordinary Shares.

30.4	The holder of the B Ordinary Shares being redeemed and cancelled or converted and re-designated, as applicable, pursuant to this Article 30 and the Exchange Agreement, shall be bound to deliver to the Company at the Office or such other place specified in writing by the Company certificates for (or such other evidence (if any) as the Directors may reasonably require to prove title to) those B Ordinary Shares which are to be redeemed and cancelled or converted and re-designated, as applicable.

30.5	Capitalized terms used but not defined in this Article 30 shall have the meanings ascribed to such terms in the Exchange Agreement.